Exhibit 1.01

Conflict Minerals Report

of Monolithic Power Systems, Inc.

for the Year Ended December 31, 2021

This Conflict Minerals Report of Monolithic Power Systems, Inc. (including its consolidated subsidiaries, “MPS,” “we,” “us,” “our,”) is being filed for the reporting period from January 1, 2021 to December 31, 2021 in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite, (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

Because conflict minerals were necessary to the functionality or production of products contracted by us to be manufactured between January 1, 2021 and December 31, 2021 (the “Reporting Period”), we were required to conduct in good faith a reasonable country of origin inquiry (“RCOI”). Based on the RCOI, if we have reason to believe our necessary conflict minerals may have originated in the Covered Countries and have reason to believe that they may not be from recycled or scrap sources, we must exercise due diligence on the source and chain of custody of our conflict minerals, and file a Conflict Minerals Report to describe our due diligence efforts on the source and chain of custody of such conflict minerals.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

1.1 Company Overview

MPS is a global company that provides high-performance, semiconductor-based power electronics solutions. Our mission is to reduce total energy and material consumption in our customers’ systems with green, practical and compact solutions. Founded in 1997 by our CEO Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary semiconductor process and system integration technologies. These combined strengths enable MPS to deliver highly integrated monolithic products that offer energy-efficient, cost-effective, easy-to-use solutions for systems found in storage and computing, enterprise data, automotive, industrial, communications and consumer markets.

1.2. Products Overview

MPS’s product families are classified in the following two categories (collectively, the “products”):

Direct Current (“DC”) to DC Products - DC to DC integrated circuits (“ICs”) are used to convert and control voltages within a broad range of electronic systems, such as portable electronic devices, wireless LAN access points, computers and notebooks, monitors, infotainment applications and medical equipment. We believe that our DC to DC products are differentiated in the market, particularly with respect to their high degree of integration, high voltage operation, high load current, high switching speed and small footprint. These features are important to our customers as they result in fewer components, a smaller form factor, more accurate regulation of voltages, and, ultimately, lower system cost and increased reliability through the elimination of many discrete components and power devices.

Lighting Control Products - Lighting control ICs are used in backlighting and general illumination products. Lighting control ICs for backlighting are used in systems that provide the light source for LCD panels typically found in computers and notebooks, monitors, car navigation systems and televisions. Backlighting solutions are typically either white light emitting diode lighting sources or cold cathode fluorescent lamps.

2. Conflict Minerals Policy

MPS has adopted a Conflict Minerals Policy, which is publicly available on our website (https://media.monolithicpower.com/mps_cms_document/m/p/mps_conflict_minerals_policy-july_2021_final.pdf). As a key component of our conflict minerals program framework system, this policy:

●	reflects MPS’s support and contribution to industry-wide efforts to validate that the conflict minerals used in its products come from socially responsible sources;
●

reflects MPS’s actions to conduct upstream supply chain due diligence of minerals for conflict-affected and high-risk areas in all material respects with the guidance by the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance; and

●

is communicated to MPS’s supply chain with the expectation of compliance with the conflict minerals policy, and for the suppliers to provide sourcing information using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”).

3. RCOI and RCOI Conclusion

MPS has conducted the RCOI in good faith regarding the conflict minerals included in its products during the Reporting Period to determine whether any such conflict minerals originated in the Covered Countries and/or whether any of the conflict minerals were from recycled or scrap sources. The results of MPS’s RCOI regarding the conflict minerals are included below.

MPS’s global supply chain is complex. As a fabless company in the analog semiconductor business, MPS does not manufacture its products or engage in the actual mining of conflict minerals. In addition, MPS does not make purchases of raw ore or unrefined conflict minerals. In the course of its business operations, however, MPS contracts with third parties to manufacture its products with minerals, and those manufacturers may source conflict minerals to manufacture our products. Because MPS does not purchase conflict minerals directly from mines, smelters or refiners, our manufacturers and other third parties in our supply chain create a link between MPS and the original sources of conflict minerals. As a result, MPS relies on its suppliers to provide information regarding the origin of any conflict minerals that are included in its products, and to ensure that all conflict minerals sourced for our products are conformant under the RMI standards.

MPS evaluated where conflict minerals were used in its products, and as a result of this process, MPS identified those suppliers that it believed could potentially provide materials or components containing conflict minerals (collectively, the “Covered Suppliers”). MPS then utilized the CMRT to collect sourcing information from the Covered Suppliers in order to identify whether: (i) conflict minerals sourced by such Covered Suppliers originated in Covered Countries; and (ii) smelters and refiners (collectively, “smelters”) in our supply chain have been validated as conformant in accordance with the Responsible Minerals Assurance Process (“RMAP”) developed by the RMI. Such responses from the Covered Suppliers were reviewed by MPS’s Quality Assurance group. An escalation process was initiated with Covered Suppliers who were non-responsive after the above contacts were made, or with Covered Suppliers whose initial (or subsequent) response was not complete or otherwise warranted clarification or confirmation.

Our RCOI revealed that no “non-conformant” or “not eligible” smelters were identified. All gold and tungsten smelters were reported to be 100% RMAP conformant while one tin smelter was assigned an “active” status, which means that a smelter has been engaged in the RMAP program but has not yet been determined to be conformant.

Because of this finding, we have reason to believe that some of the necessary conflict minerals present in our products may have originated in the Covered Countries. We are therefore required to exercise due diligence on the source and chain of custody of the conflict mineral.

4.1 Due Diligence Program Design

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

Step 1: Establish strong company management systems

●

Adopted and publicly communicated a companywide Code of Social Responsibility, most recently updated in 2019, in which we declared that we uphold the Code of Conduct of the Responsible Business Alliance (“RBA”), which includes the standard regarding responsible sourcing of conflict minerals. The Code of Social Responsibility can be found under the “Investor Relations - Corporate Governance” section at www.monolithicpower.com.

●

As a member of the RBA, we require that our suppliers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence on the source and chain of custody of conflict minerals and can be found under the “Investor Relations – ESG Report” section at www.monolithicpower.com.

●	Adopted and publicly communicated a Conflict Minerals Policy, which is posted on our website under the “Investor Relations – ESG Report (Social)” section at www.monolithicpower.com.
●	Assembled an internal conflict minerals team, with representation by our Operations, Legal, Sales, Procurement and Quality Assurance departments.
●	Established a system of control and transparency over our conflict minerals supply chain by engaging suppliers and requesting their completed CMRT.
●

Maintained an independent corporate hotline to allow any employee to confidentially and anonymously file a complaint about any matter of concern, including those related to conflict minerals (unless prohibited by local privacy laws for employees located in the European Union).

Step 2: Identify and assess risk in the supply chain

●	Identified the Covered Suppliers based on the type of services they provide.
●	Requested the Covered Suppliers to provide information regarding smelters in our supply chain by using the CMRT.
●	Reviewed Covered Suppliers' responses for completeness and accuracy.
●

Compared information in Covered Suppliers' responses with the list of the conflict minerals processing facilities that received a “conformant” designation, produced by the RMAP. In 2019, the RMI developed an overarching RMI Recognition Process that covers requirements for program cross-recognition of industry initiatives’ comparable assessment programs, as well as other types of recognition including Upstream Assurance Mechanisms and Voluntary Standard Systems recognition.

●	Contacted non-responsive Covered Suppliers and requested their responses.
●	Provided Covered Suppliers with feedback on responses containing errors, inconsistencies, or incomplete information.
●	Required potential new suppliers to complete an CMRT for diligence review.

Step 3: Design and implement a strategy to respond to identified risks

●	Reported progress on a regular basis to our President, Asia Operations.
●	Identified main risks in our supply chain.
●	Requested that certain suppliers remove specific smelters or refiners from their supply chain that are not conformant.
●

Informed non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not acquire materials from conflict-free sources within the Covered Countries and do not provide their supply chain conflict minerals information to us using the CMRT.

●	Removed companies from our supplier base due, in part, to their failure to comply with our Conflict Minerals Policy.
●	Conducted meetings with certain customers and responded to their specific concerns and requests.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

●	Relied on the RMAP to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain.
●	Provided indirect financial support for such third-party audits through our continued membership in the RBA and RMI.

Step 5: Report on supply chain due diligence

●	Adopted and publicly communicated a Conflict Minerals Policy, which is posted on our website as stated above.
●	Published conflict minerals information in our Environmental, Social and Governance Report, which is available under the “Investor Relations – ESG Report (Social)” section at www.monolithicpower.com.
●

Filed our Form SD for the reporting period from January 1, 2021 to December 31, 2021, including this Conflict Minerals Report, which is an exhibit thereto, with the Securities Exchange Commission and made it available on our website under the “Investor Relations – ESG Report (Social)” section at www.monolithicpower.com.

●	Reported supply chain smelter information in this Conflict Minerals Report.

The contents of any website referenced in this Conflict Minerals Report are not a part of this Conflict Minerals Report.

4.2 Description of Due Diligence Measures Performed

Below is a description of the measures we performed for this Reporting Period to exercise due diligence on the source and chain of custody of our necessary conflict minerals.

We requested supply chain information from 100% of our direct suppliers that may use necessary conflict minerals in our products and components to determine whether any of these minerals originated in the Covered Countries or were from recycled or scrap sources. We tracked these communications with direct suppliers, automated the identification of quality issues, aggregated CMRT responses for analysis and reporting, and performed additional follow up with those suppliers whose CMRTs contained incomplete or potentially inaccurate information.

Based on the due diligence described above, we determined that our Covered Suppliers sourced conflict minerals from processing facilities that have been validated by the RMAP as “conformant” as of March 29, 2022. The tin smelter identified through RCOI as in active status as of December 31, 2021 was subsequently determined to be conformant by RMAP on March 18, 2022.

Attached hereto as Exhibit A is the list of smelters and refiners used within our supply chain that, based on our due diligence process detailed above, we believe are conformant as determined by the RMAP.

4.3 Steps Taken or to be Taken to Mitigate Risk and Improve Due Diligence

We maintain an ongoing effort to mitigate the risk that armed groups in conflict-affected and high-risk areas could benefit from our use of conflict minerals. We continue to encourage our direct suppliers to train their smelters and to recommend that their smelters and refiners participate in an independent assessment through RMAP.

4.4 Inherent Limitations on Due Diligence Measures

Because of our fabless manufacturing strategy and our contract manufacturing process for our branded products, our due diligence measures provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters, refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes necessarily require that we seek data from our suppliers and those suppliers seek similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

****

APPENDIX A

Conformant Smelters Reported in MPS’s Supply Chain as of March 29, 2022

METAL	CID	STANDARD SMELTER NAME	SMELTER COUNTRY
Gold	CID000019	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	CID000077	Argor-Heraeus S.A.	SWITZERLAND
Gold	CID000082	Asahi Pretec Corp.	JAPAN
Gold	CID000090	Asaka Riken Co., Ltd.	JAPAN
Gold	CID000401	Dowa	JAPAN
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	CID000937	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	CID000981	Kojima Chemicals Co., Ltd.	JAPAN
Gold	CID001078	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	CID001119	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	CID001153	Metalor Technologies S.A.	SWITZERLAND
Gold	CID001157	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	CID001188	Mitsubishi Materials Corporation	JAPAN
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	CID001259	Nihon Material Co., Ltd.	JAPAN
Gold	CID001352	PAMP S.A.	SWITZERLAND
Gold	CID001534	Royal Canadian Mint	CANADA
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	CID001916	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	CID001938	Tokuriki Honten Co., Ltd.	JAPAN
Gold	CID002003	Valcambi S.A.	SWITZERLAND
Gold	CID002030	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	CID002243	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	CID000292	Alpha	UNITED STATES OF AMERICA
Tin	CID000402	Dowa	JAPAN
Tin	CID000468	Fenix Metals	POLAND
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	CID001070	China Tin Group Co., Ltd.	CHINA

Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	CID001142	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	CID001173	Mineracao Taboca S.A.	BRAZIL
Tin	CID001182	Minsur	PERU
Tin	CID001191	Mitsubishi Materials Corporation	JAPAN
Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	CID001399	PT Artha Cipta Langgeng	INDONESIA
Tin	CID001453	PT Mitra Stania Prima	INDONESIA
Tin	CID001460	PT Refined Bangka Tin	INDONESIA
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA
Tin	CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	CID001898	Thaisarco	THAILAND
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	CID002180	Yunnan Tin Company Limited	CHINA
Tin	CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	CID002773	Metallo Belgium N.V.	BELGIUM
Tin	CID002834	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CID000568	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	CID000769	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	CID000825	Japan New Metals Co., Ltd.	JAPAN
Tungsten	CID000875	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	CID002513	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	CID002541	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	CID002542	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA